EXHIBIT 99.1

LKQ Corporation Acquires East Coast Aftermarket Business

Chicago, IL—February 1, 2005--LKQ Corporation (NASDAQ: LKQX) today announced that it acquired Bodymaster Auto Parts, Inc. and a related company that operate in the aftermarket collision automotive replacement parts business.

Revenue of this business for the twelve months ended December 31, 2004 was approximately $19.5 million. Bodymaster has two warehouse locations with approximately 100 employees and approximately 35 delivery vehicles. Bodymaster serves customers throughout New Jersey and Delaware as well as the greater areas of Philadelphia, Washington, D.C. and Baltimore. We paid approximately $15.4 million, net of acquired cash, for this business.

We expect this business will provide between $0.03 and $0.04 in diluted earnings per share to LKQ in 2005.

“The territory covered by Bodymaster significantly expands the aftermarket and recycled parts markets served by our existing businesses,” stated Joseph Holsten, President and CEO. “Through the addition of Bodymaster, we accomplish two major objectives. First, we penetrate the aftermarket parts business in three major U.S. markets, namely Philadelphia, Baltimore, and Washington, D.C., and second, we create the ability to leverage Bodymaster’s strong market position to accelerate the growth of our recycled parts business in these densely populated areas.”

LKQ also announced that it increased its unsecured credit facility availability from $75 million to $100 million with its bank group. In addition, LKQ amended its credit facility to provide for the option to further increase the facility from $100 million to $125 million, with the funding subject to approval from the banks. LKQ’s bank group is comprised of Bank of America, N.A., LaSalle Bank National Association, Bank One, N.A. and National City Bank. In order to make any borrowing under the credit facility, LKQ must be in compliance with all of the covenants under the credit facility including a senior debt to Earnings Before Interest, Taxes, Depreciation and Amortization or EBITDA ratio not to exceed 2.50 to 1.00.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of recycled OEM automotive replacement parts and related services, with 45 sales and processing facilities, 7 self-service retail automotive parts facilities and 11 redistribution centers that reach most major markets in the United States. In addition, 3 facilities are located in Central America. Through our subsidiary Global Trade Alliance, Inc., which operates under the trade name Action Crash Parts, LKQ is one of the largest suppliers in the Midwest of aftermarket collision automotive replacement parts, operating in over 20 locations serving 15 states primarily east of the Mississippi River.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions or strategies. Forward looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. These factors include:

•	the availability and cost of inventory;
•	pricing of new OEM replacement parts;
•	variations in vehicle accident rates;
•	changes in state or federal laws or regulations affecting our business;
•	fluctuations in fuel prices;
•	severity of weather and seasonality of weather patterns;
•	the amount and timing of operating costs and capital expenditures relating to the maintenance and expansion of our business, operations and infrastructure;
•	declines in asset values;
•	uncertainty as to changes in U.S. general economic activity and the impact of these changes on the demand for our products;
•	increasing competition in the automotive parts industry;
•	our ability to increase or maintain revenue and profitability at our facilities;
•	uncertainty as to the impact on our industry of any terrorist attacks or responses to terrorist attacks;
•	our ability to operate within the limitations imposed by financing arrangements;
•	our ability to obtain financing on acceptable terms to finance our growth;
•	our ability to integrate and successfully operate recently acquired companies and any companies acquired in the future and the risks associated with these companies;
•	our ability to develop and implement the operational and financial systems needed to manage our growing operations; and

•	other risks that are described in our Form 10-K filed March 24, 2004 and in other reports filed by us from time to time with the Securities and Exchange Commission.

You should not place undue reliance on the forward looking statements. We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.

CONTACT:           LKQ Corporation
Mark T. Spears, Senior Vice President and Chief Financial Officer
312-621-1950
irinfo@lkqcorp.com